Exhibit 99.1

FOR IMMEDIATE RELEASE

SEACOR HOLDINGS ANNOUNCES THIRD QUARTER RESULTS

Fort Lauderdale, FL, October 23, 2018. SEACOR Holdings Inc. (NYSE:CKH) (the “Company”) today announced:

•

For the third quarter, net income was $17.1 million ($0.88 per diluted share) including net mark-to-market gains of $1.4 million ($0.06 per diluted share) related to the Company’s investment in 5.2 million shares of Dorian LPG Ltd. (“Dorian”).

•

For the preceding quarter, net income was $45.1 million ($2.14 per diluted share) including a net gain of $42.6 million ($1.89 per diluted share) related to the sale of the Company’s interest in Hawker Pacific Airservices, net mark-to-market gains of $0.6 million ($0.03 per diluted share) related to the Company’s investment in Dorian and net debt extinguishment losses of $4.3 million ($0.19 per diluted share) primarily related to the exchange of the Company’s 3.0% Convertible Senior Notes for new 3.25% Convertible Senior Notes.

•

Operating income before depreciation and amortization (“OIBDA”)[1], was $52.7 million including $6.0 million of gains on asset dispositions. This compares with $30.9 million, including $0.5 million of gains on asset dispositions, in the preceding quarter.

•

For the nine months ended September 30, 2018, net income was $62.8 million ($3.21 per diluted share) compared with $9.6 million ($0.55 per diluted share) in the nine months ended September 30, 2017. For the nine months ended September 30, 2018, OIBDA[1] was $117.8 million compared with $82.2 million in the nine months ended September 30, 2017.

Charles Fabrikant, Executive Chairman and Chief Executive Officer, commented:

“Operating income improved this quarter due to better results in our inland and ocean transport and logistics businesses. Our SEA-Vista tanker fleet benefited from not having any dry-docking expenses during the quarter and more available revenue days and our chemical ATB was able to find employment in what was a weak spot market for product movement. As of September 30, 2018, SEA-Vista's revenue backlog was approximately $357 million. Inland rates improved in part due to harvest activity and export demand and also due to continued demand for coal exports and frac sand moving to the Permian from mid and upper Mississippi River origin. Barge rates are variable and the self-imposed Chinese embargo of American origin soybeans creates uncertainty for next year.

Our Witt O’Brien’s subsidiary had a strong quarter and continued success in expanding its business. It continues to lead the U.S. Virgin Islands' recovery from last year's storms and has also supported similar recovery efforts across communities in Texas, Florida and now Puerto Rico. Following hurricanes Florence and Michael, Witt O’Brien’s has been activated in North Carolina, South Carolina and Florida. Furthermore, its private sector activity continues to grow.

We have also announced our intention to redeem all of our 7.375% notes on October 31, 2018. The cost to redeem the Notes, based on the “make whole” terms, was roughly equal to what we could earn on the cash required to be held to pay the Notes off in October 2019, when they become due.”

Continuing Operation Discussion

Ocean Transportation & Logistics Services - Operating income was $30.3 million compared with $8.2 million in the preceding quarter. OIBDA1 was $27.6 million compared with $14.9 million in the preceding quarter, excluding $14.0 million and $4.9 million, respectively, attributable to noncontrolling interests in SEA-Vista. Operating income and OIBDA1 in the third quarter included the recognition of $5.5 million of previously deferred gains due to a change in the lease duration for one U.S.-flag petroleum and chemical carrier.

Operating results benefited from lower regulatory dry-docking costs and higher revenues due to one U.S.-flag petroleum and chemical carrier returning to service following its dry-docking.

Equity earnings of $2.1 million, net of tax, were primarily from Trailer Bridge, the Company’s joint venture operating in the Puerto Rico liner trade.

1	See disclosure related to Non-GAAP measures in the statements of income (loss) and segment information tables herein.

Inland Transportation & Logistics Services - Operating income was $4.3 million compared with $2.1 million in the preceding quarter. OIBDA1 was $10.5 million compared with $8.3 million in the preceding quarter.

Operating results benefited from improved revenues in the dry-cargo barge pools primarily due to the commencement of the fall harvest. Improved barge pool results were partially offset by lower results in the Company’s terminal and fleeting operations as a consequence of seasonal slowdowns. Operating results for the Company’s Colombian barge and towboat operation were $0.7 million lower due to seasonal low water conditions.

Equity earnings of 50% or less owned companies were $1.8 million lower. Operating results for SCF Bunge Marine, the Company’s joint venture that operates towboats on the U.S. Inland waterways, decreased primarily due to out-of-service time for the engine overhaul of one towboat. Operating results for Bunge-SCF Grain, the Company’s joint venture that operates grain elevators in Illinois, decreased primarily due to reduced throughput of soybeans due to weak prices and tariff concerns. Operating results for SCFCo, the Company’s joint venture operating on the Parana-Paraguay River in South America, were negatively impacted by low water conditions which extended cycle times of its voyages.

Foreign currency losses of $0.3 million were primarily due to the weakening of the Colombian peso in relation to the U.S. dollar underlying certain of the Company’s intercompany lease obligations.

Witt O’Brien’s - Operating income was $6.1 million compared with $7.3 million in the preceding quarter. Certain of the Company’s recovery projects in Texas and Florida following the hurricanes of 2017 wrapped up or began to wind down in the third quarter. However, the Company continues to experience strong revenue growth in both its public and private sector services and continues to support the recovery efforts in the U.S. Virgin Islands.

Corporate and Eliminations - Administrative and general expenses of $5.7 million were $0.6 million higher than the preceding quarter primarily due to higher professional fees.

Capital Commitments - The Company’s capital commitments as of September 30, 2018 were $5.3 million. Subsequent to September 30, 2018, the company committed to purchase additional property and equipment for $14.7 million.

Liquidity and Debt - As of September 30, 2018, the Company’s balances of cash, cash equivalents, restricted cash, restricted cash equivalents, marketable securities and construction reserve funds totaled $374.9 million. Total outstanding debt was $528.4 million including $112.1 million of SEA-Vista debt that is non-recourse to the Company. SEA-Vista is a consolidated venture and had $72.0 million of borrowing capacity under its credit facility as of September 30, 2018.

During the third quarter, the Company repurchased $4.0 million in principal amount of its 7.375% Senior Notes for $4.1 million. These transactions resulted in debt extinguishment losses of $0.2 million. On October 1, 2018, the Company announced it would redeem its 7.375% Senior Notes on October 31, 2018 at a redemption price equal to 100% of the principal amount of the notes outstanding plus a make-whole premium as set forth in the applicable Notice of Redemption, plus accrued and unpaid interest, if any, to the redemption date.

Adoption of Revenue Recognition Accounting Standard - On January 1, 2018, the Company adopted Financial Accounting Standard Board Topic 606, Revenue from Contracts with Customers (“Topic 606”). As a consequence of adopting Topic 606, the Company now recognizes all of the operating revenues and expenses associated with the barge pools it manages along with additional operating expenses reflective of barge pool earnings attributable to third party barge owners and not the Company in its capacity as manager. Previously, the Company recognized operating revenues and expenses only for its proportionate share of the barge pools in which it participated. All prior period results have been adjusted to reflect the retrospective adoption of Topic 606. The adoption of Topic 606 had no impact on previously reported operating income, segment profit, net income or earnings per share.

* * * * *

SEACOR Holdings Inc. (“SEACOR”) is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

1	See disclosure related to Non-GAAP measures in the statements of income (loss) and segment information tables herein.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including risks relating to weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels, increased government legislation and regulation of the Company’s businesses that could increase the cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Ocean Transportation & Logistics Services, decreased demand for Ocean Transportation & Logistics Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland Transportation & Logistics Services’ operations, the ability to realize anticipated benefits from acquisitions and other strategic transactions, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A. (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission (“SEC”). It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

For additional information, contact Investor Relations at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Operating Revenues	$220,257	$176,605	$621,912	$441,495
Costs and Expenses:
Operating	147,529	125,692	441,474	301,275
Administrative and general	26,083	20,531	76,189	68,949
Depreciation and amortization	18,616	20,501	57,069	54,689
	192,228	166,724	574,732	424,913
Gains on Asset Dispositions and Impairments, Net	6,018	5,209	13,569	10,918
Operating Income	34,047	15,090	60,749	27,500
Other Income (Expense):
Interest income	2,450	2,367	6,485	6,651
Interest expense	(8,335)	(9,121)	(25,502)	(31,101)
Debt extinguishment gains (losses), net	(160)	3	(5,609)	(94)
Marketable security gains (losses), net	1,713	(12,478)	(1,303)	(13,316)
Derivative gains, net	—	—	—	19,727
Foreign currency gains (losses), net	(328)	969	16	898
Other, net	357	64	54,951	68
	(4,303)	(18,196)	29,038	(17,167)
Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit) and Equity in Earnings of 50% or Less Owned Companies	29,744	(3,106)	89,787	10,333
Income Tax Expense (Benefit)	3,362	(12,795)	12,934	(12,563)
Income from Continuing Operations Before Equity in Earnings of 50% or Less Owned Companies	26,382	9,689	76,853	22,896
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	821	488	1,915	2,929
Net Income from Continuing Operations	27,203	10,177	78,768	25,825
Income (Loss) from Discontinued Operations, Net of Tax	—	10,927	—	(23,150)
Net Income	27,203	21,104	78,768	2,675
Net Income attributable to Noncontrolling Interests in Subsidiaries	10,136	3,543	15,934	13,839
Net Income (Loss) attributable to SEACOR Holdings Inc.	$17,067	$17,561	$62,834	$(11,164)
Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$0.94	$0.38	$3.48	$0.55
Discontinued operations	—	0.62	—	(1.20)
	$0.94	$1.00	$3.48	$(0.65)
Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$0.88	$0.38	$3.21	$0.55
Discontinued operations	—	0.62	—	(1.19)
	$0.88	$1.00	$3.21	$(0.64)
Weighted Average Common Shares Outstanding:
Basic	18,108,388	17,508,770	18,052,274	17,265,140
Diluted	21,192,554	17,637,824	22,508,622	17,510,560

OIBDA(1)	$52,663	$35,591	$117,818	$82,189

______________________

(1)

Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data, unaudited)

	Three Months Ended
	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
				As Adjusted	As Adjusted
Operating Revenues	$220,257	$216,831	$184,824	$209,352	$176,605
Costs and Expenses:
Operating	147,529	162,168	131,777	132,562	125,692
Administrative and general	26,083	24,311	25,795	34,157	20,531
Depreciation and amortization	18,616	18,844	19,609	20,369	20,501
	192,228	205,323	177,181	187,088	166,724
Gains on Asset Dispositions, Net	6,018	506	7,045	719	5,209
Operating Income	34,047	12,014	14,688	22,983	15,090
Other Income (Expense):
Interest income	2,450	2,179	1,856	1,896	2,367
Interest expense	(8,335)	(8,604)	(8,563)	(10,429)	(9,121)
Debt extinguishment gains (losses), net	(160)	(5,407)	(42)	(725)	3
Marketable security gains (losses), net	1,713	782	(3,798)	11,534	(12,478)
Foreign currency gains (losses), net	(328)	(1,346)	1,690	(575)	969
Other, net	357	54,311	283	188	64
	(4,303)	41,915	(8,574)	1,889	(18,196)
Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	29,744	53,929	6,114	24,872	(3,106)
Income Tax Expense (Benefit)	3,362	9,853	(281)	(54,626)	(12,795)
Income from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	26,382	44,076	6,395	79,498	9,689
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	821	1,931	(837)	23	488
Net Income from Continuing Operations	27,203	46,007	5,558	79,521	10,177
Income (Loss) from Discontinued Operations, Net of Tax	—	—	—	(487)	10,927
Net Income	27,203	46,007	5,558	79,034	21,104
Net Income attributable to Noncontrolling Interests in Subsidiaries	10,136	881	4,917	6,227	3,543
Net Income attributable to SEACOR Holdings Inc.	$17,067	$45,126	$641	$72,807	$17,561
Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$0.94	$2.50	$0.04	$4.15	$0.38
Discontinued operations	—	—	—	(0.03)	0.62
	$0.94	$2.50	$0.04	$4.12	$1.00
Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$0.88	$2.14	$0.04	$3.37	$0.38
Discontinued operations	—	—	—	(0.02)	0.62
	$0.88	$2.14	$0.04	$3.35	$1.00
Weighted Average Common Shares of Outstanding:
Basic	18,108	18,077	17,970	17,674	17,509
Diluted	21,193	22,588	18,179	22,711	17,638
Common Shares Outstanding at Period End	18,243	18,224	18,165	17,940	17,859

OIBDA(1)	$52,663	$30,858	$34,297	$43,352	$35,591

______________________

(1)

Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Ocean Transportation & Logistics Services
Operating Revenues	$109,939	$105,155	$102,384	$109,434	$103,780
Costs and Expenses:
Operating	64,683	75,044	65,333	58,215	65,866
Administrative and general	9,170	10,328	10,549	11,820	9,612
Depreciation and amortization	11,298	11,620	12,645	13,281	13,516
	85,151	96,992	88,527	83,316	88,994
Gains on Asset Dispositions, Net	5,505	3	1,883	19	73
Operating Income	30,293	8,166	15,740	26,137	14,859
Other Income (Expense):
Foreign currency gains (losses), net	(24)	(76)	(51)	(138)	5
Other, net	(96)	398	283	209	59
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	2,073	1,267	315	(486)	1,493
Segment Profit(1)	$32,246	$9,755	$16,287	$25,722	$16,416

OIBDA(2)	$41,591	$19,786	$28,385	$39,418	$28,375
Dry-docking expenditures for U.S.-flag petroleum and chemical carriers and dry bulk carriers (included in operating costs and expenses)	$399	$5,291	$1,988	$(34)	$3,548
Out-of-service days for dry-dockings of U.S.-flag petroleum and chemical carriers and dry bulk carriers	—	47	47	—	40

Inland Transportation & Logistics Services				As Adjusted	As Adjusted
Operating Revenues	$78,845	$73,409	$55,921	$74,412	$63,042
Costs and Expenses:
Operating	65,667	62,361	48,181	57,858	53,822
Administrative and general	3,230	3,216	3,312	4,900	3,141
Depreciation and amortization	6,197	6,243	6,234	6,448	6,329
	75,094	71,820	57,727	69,206	63,292
Gains on Asset Dispositions, Net	513	503	5,162	700	5,136
Operating Income	4,264	2,092	3,356	5,906	4,886
Other Income (Expense):
Foreign currency gains (losses), net	(282)	(1,183)	1,703	(458)	992
Other, net	—	14	—	—	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(1,245)	584	(2,454)	(314)	(1,235)
Segment Profit(1)	$2,737	$1,507	$2,605	$5,134	$4,643

OIBDA(2)	$10,461	$8,335	$9,590	$12,354	$11,215

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Witt O’Brien’s
Operating Revenues	$30,267	$37,308	$26,432	$25,406	$9,681
Costs and Expenses:
Operating	16,240	24,399	18,306	16,534	6,068
Administrative and general	7,389	5,140	5,367	4,797	2,960
Depreciation and amortization	492	491	301	206	206
	24,121	30,030	23,974	21,537	9,234
Operating Income	6,146	7,278	2,458	3,869	447
Other Income (Expense):
Foreign currency gains (losses), net	(12)	(17)	2	(12)	29
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(13)	(32)	135	(63)	100
Segment Profit(1)	$6,121	$7,229	$2,595	$3,794	$576

OIBDA(2)	$6,638	$7,769	$2,759	$4,075	$653

Other
Operating Revenues	$1,214	$969	$116	$116	$116
Costs and Expenses:
Operating	957	392	—	—	—
Administrative and general	606	498	186	272	180
Depreciation and amortization	202	62	—	—	—
	1,765	952	186	272	180
Operating Income (Loss)	(551)	17	(70)	(156)	(64)
Other Income (Expense):
Foreign currency gains (losses), net	—	1	—	18	(12)
Other, net	452	53,902	—	(1)	—
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	6	112	1,167	886	130
Segment Profit (Loss)(1)	$(93)	$54,032	$1,097	$747	$54

Corporate and Eliminations
Operating Revenues	$(8)	$(10)	$(29)	$(16)	$(14)
Costs and Expenses:
Operating	(18)	(28)	(43)	(45)	(64)
Administrative and general	5,688	5,129	6,381	12,368	4,638
Depreciation and amortization	427	428	429	434	450
	6,097	5,529	6,767	12,757	5,024
Operating Loss	$(6,105)	$(5,539)	$(6,796)	$(12,773)	$(5,038)
Other Income (Expense):
Foreign currency gains (losses), net	$(10)	$(71)	$36	$15	$(45)
Other, net	1	(3)	—	(20)	5

______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.
(2)

Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$324,564	$317,389	$272,522	$239,246	$267,156
Restricted cash and restricted cash equivalents	2,990	2,989	2,982	2,982	2,436
Marketable securities	41,445	39,745	38,963	42,761	62,606
Receivables:
Trade, net of allowance for doubtful accounts	151,217	142,474	111,083	110,465	83,287
Other	45,197	41,960	41,061	33,870	38,176
Inventories	5,139	4,690	3,821	4,377	3,952
Prepaid expenses and other	6,087	5,940	4,572	6,594	6,741
Total current assets	576,639	555,187	475,004	440,295	464,354
Property and Equipment:
Historical cost	1,403,886	1,393,514	1,370,517	1,380,469	1,506,203
Accumulated depreciation	(545,179)	(527,814)	(510,418)	(502,544)	(487,049)
Net property and equipment	858,707	865,700	860,099	877,925	1,019,154
Investments, at Equity, and Advances to 50% or Less Owned Companies	149,184	150,158	170,305	173,441	175,387
Construction Reserve Funds	5,908	16,142	36,790	51,339	51,846
Goodwill	32,767	32,774	32,807	32,761	32,773
Intangible Assets, Net	25,724	26,898	28,072	28,106	30,655
Other Assets	8,938	9,065	9,396	9,469	8,796
	$1,657,867	$1,655,924	$1,612,473	$1,613,336	$1,782,965

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$155,737	$8,925	$77,634	$77,842	$119,840
Accounts payable and accrued expenses	56,533	61,732	40,844	44,013	31,518
Other current liabilities	66,179	68,102	59,651	57,330	70,762
Total current liabilities	278,449	138,759	178,129	179,185	222,120
Long-Term Debt	372,657	530,909	495,863	501,505	619,712
Deferred Income Taxes	99,565	97,767	102,084	101,422	165,093
Deferred Gains and Other Liabilities	60,502	70,653	74,923	77,863	81,238
Total liabilities	811,173	838,088	850,999	859,975	1,088,163
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	389	389	389	387	385
Additional paid-in capital	1,593,430	1,592,375	1,576,657	1,573,013	1,557,086
Retained earnings	479,495	462,428	417,302	419,128	377,700
Shares held in treasury, at cost	(1,366,773)	(1,367,433)	(1,367,433)	(1,368,300)	(1,363,558)
Accumulated other comprehensive income (loss), net of tax	(444)	(385)	96	(545)	(266)
	706,097	687,374	627,011	623,683	571,347
Noncontrolling interests in subsidiaries	140,597	130,462	134,463	129,678	123,455
Total equity	846,694	817,836	761,474	753,361	694,802
	$1,657,867	$1,655,924	$1,612,473	$1,613,336	$1,782,965

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017
Ocean Transportation & Logistics Services
Petroleum Transportation:
Petroleum and chemical carriers - U.S.-flag	10	10	10	11	11
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	24	24	23	23	23
Harbor tugs - Foreign-flag	8	8	8	8	8
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Ocean liquid tank barges - Foreign-flag	1	1	1	1	1
PCTC, Liner and Short-sea Transportation:
PCTC(1) - U.S.-flag	4	4	4	4	4
Short-sea container/RORO(2) vessels - Foreign-flag	9	9	9	7	7
RORO(2) & deck barges - U.S.-flag	7	7	7	7	7
Rail ferry - Foreign-flag	2	2	2	2	2
Dry Bulk Transportation:
Dry bulk carrier - U.S.-flag	2	2	2	2	2
	73	73	72	71	71

Inland Transportation & Logistics Services
Dry-cargo barges	1,407	1,408	1,408	1,439	1,443
Liquid tank barges	20	20	20	20	20
Specialty barges(3)	5	5	5	7	10
Towboats:
4,000 hp - 6,600 hp	18	18	18	18	18
3,300 hp - 3,900 hp	3	3	3	3	3
Less than 3,200 hp	2	2	2	2	2
Harbor boats:
1,100 hp - 2,000 hp	15	15	15	15	15
Less than 1,100 hp	9	9	9	9	9
	1,479	1,480	1,480	1,513	1,520

______________________

(1)	Pure Car/Truck Carrier.
(2)	Roll On/Roll Off.
(3)	Includes non-certificated 10,000 and 30,000 barrel inland river liquid tank barges.